     Exhibit 10.40
RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
1. Victor Viegas (“Executive”) is employed by Immersion Corporation (the “Company”) as its President and Chief Executive Officer. Executive and the Company are parties to an Amended and Restated Employment Agreement of December 1, 2007 (the “Employment Agreement”). Executive has now decided to resign from his employment with the Company. It is the Company’s desire to provide Executive with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to LPeter@immersion.com) prior to that date.
2. (a) Except as provided in the second sentence of this Paragraph, Executive hereby resigns from his employment, and from any positions that he holds as an officer or manager, with the Company and any positions that he holds as an officer, manager or director with respect to any of its subsidiaries, with all such resignations effective as of April 28, 2008 (the “Resignation Date”). Executive and the Company agree that following the Resignation Date, Executive shall remain the Chairman and a member of the Company’s Board of Directors (the “Board”). (b) Upon the Company’s request, Executive shall execute any documents reasonably required to give effect to any of the resignations described in the first sentence of this Paragraph.
3. During the period between the Resignation Date and May 30, 2008, Executive will make himself available to assist the Company’s new Chief Executive Officer in any manner requested by the Company or the new Chief Executive Officer, including, the orderly transition of Executive’s duties, the transfer of information relevant to the Company’s business and/or customers, and attendance at Company or customer meetings.
4. The Company will provide Executive with the following after the Effective Date:
          (a) Subject to Executive’s compliance with Sections 2(b), 3, 8, 9 and 10 of this Agreement, during the period between the Resignation Date and May 30, 2009, the Company will continue to pay Executive his base salary at his final base salary rate as of the Resignation Date; such salary continuation payments will be made in equal monthly installments on or about the 15th day of each month, and will be subject to applicable withholding;
          (b) Subject to Executive’s compliance with Sections 2(b), 3, 8, 9 and 10 of this Agreement, in the event that Executive elects to obtain continued group health insurance coverage in accordance with federal law (COBRA) following the Resignation Date, the Company will pay the premiums for such coverage through the earlier of May 30, 2009, or the date on which Executive first obtains other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA;
          (c) during the period in which he continues to serve as a member of the Board, Executive will be allowed to retain and/or continue to use, so long as such use is reasonable and appropriate, (i) the laptop personal computer previously provided to Executive by the Company, (ii) Executive’s Company email address, and (iii) Executive’s Company telephone extension;
          (d) during the period in which he continues to serve as a member of the Board, Executive will be entitled to receive the accelerated stock option vesting described in Section 7(a) of the Employment Agreement upon a “Change of Control” (as that term is defined in Section 8 of the Employment Agreement);
          (e) with respect to any unvested stock options previously granted to Executive by the Company, all such options will continue vesting during the period in which Executive continues to serve as a member of the Board; Executive’s unvested stock options will stop vesting on the date that he ceases to serve as a member of the Board, and Executive shall have a period of six months following the date on which he ceases to serve as a member of the Board (but in no event beyond the term of the applicable option) in which to exercise his right to purchase any of his vested stock options; except as modified by this subparagraph and subparagraph (d), Executive’s Company stock options shall continue to be subject to the terms and conditions of the applicable stock option plans and agreements, which agreements, as amended herein, shall remain in full force and effect notwithstanding any other term of this Agreement to the contrary; and
          (f) to the extent that other Company executives earn incentive payments under such plans for FY 2008, Executive will be paid a prorated incentive payment under his FY 2008 Executive Incentive Plan (the “Plan”); such incentive payment will be calculated in accordance with the terms of the Plan, will be prorated based upon the number of days Executive is employed by the Company during FY 2008, and will be paid to Executive at the same time that such incentive payments are paid to other Company executives.
Upon receipt by Executive of his regular pay check for the pay period ending on the Resignation Date together with payment for                 vacation time, Executive acknowledges that he has been paid all wages and accrued, unused vacation/paid time off that Executive earned during his employment with the Company except for that under Section 4(f) above. Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Paragraph 4. So long as Executive continues to serve on the Company’s Board of Directors, beginning on July 1, 2009, Executive shall be entitled to receive all compensation benefits provided to non-employee members of the Board of Directors.
5. Executive and his successors release the Company, its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

6. The release of claims contained in Paragraph 5 will not apply to any rights or claims that cannot be released by Executive as a matter of law, and it shall not in any way affect or impair Executive’s right to be indemnified by the Company to the fullest extent permitted by any statute, law, or the Indemnity Agreement of January 14, 2004 between the Company and Executive which remains in full force and effect and covers Executive’s ongoing services as a member of the Board (including but not limited to indemnification with respect to that certain litigation: In re Immersion Corporation Initial Public Offering Securities Litigation, No. Civ. 01-9975 (S.D.N.Y.), related to In re Initial Public Offering Securities Litigation, No. 21 MC 92 (S.D.N.Y.)).
7. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.
8. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive. Promptly following the Resignation Date, except as provided in Paragraph 4(c), Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Executive prepared or received in the course of his employment with the Company.
9. Executive agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.
10. Executive agrees that for a period of two years following the Resignation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
11. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
12. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

13. Notwithstanding anything under this Agreement to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
14. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.
15. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of the Plan, any stock option agreements between the parties, any agreements described in Paragraphs 6 or 8, and any agreements concerning insider trading or other Company securities issues, all of which agreements shall remain in full force and effect. Except as expressly provided herein, the Employment Agreement is hereby terminated and of no further force or effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 4.

Dated: April 24, 2008	/s/ Victor Viegas Victor Viegas

Dated: April , 2008	IMMERSION CORPORATION
	BY:	/s/ Jack L Saltich

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